Supply and Distribution Agreement By and Between Metabolic Health and Welness of Creve Couer and BioCorRx® Inc.

This Supply Agreement (the "Agreement") entered into as of January 20, 2016 is between Metabolic Health and Welness of Creve Couer ("MHWCC") and BioCorRx® Inc., a Nevada corporation ("BioCorRx®").

Recitals.

Whereas, BioCorRx® has intellectual property and other rights in a unique and proprietary Naltrexone Implant Product (defined below) that permits a single-administration of long-acting Naltrexone for treatment of patients for several months (there is no specific length of time that the implant lasts. It can vary widely from person to person);

Whereas, the BioCorRx® Recovery Program (the "BR Program") can achieve, when coupled with the Naltrexone Implant, significant treatment success rates for patients suffering from addiction;

Whereas, MHWCC desires to be the distributor of the BR Program throughout the territory (defined below).

Therefore, the parties hereby agree as follows:

1. **Definitions.**

1.1. "Confidential Information" means any and all data, trade secrets, knowledge, specifications, clinical data and protocols and other proprietary information, not in the public domain relating to commercial, technical, or marketing issues relating to the manufacture, compounding, supply or sale by or for the benefit of BioCorRx® of the Naltrexone Implant Product under this Agreement, other health care products and BR Program and/or business or affairs of either party (the "Disclosing Party"). Confidential Information shall also include the present Agreement and the terms set forth herein, except that the term "Confidential Information" does not include any information which:

a) was previously known to the recipient prior to receipt from the disclosing party;
b) was in the public domain at the time of disclosure;
c) independently becomes part of the public domain through no fault of the receiving party;
d) is lawfully received from a third party with an unrestricted right of further disclosure;
e) is required to be disclosed by law, including regulation, or
f) is independently developed by an employee of recipient having no access to information disclosed hereunder.

As between BioCorRx® and MHWCC, any nonpublic or confidential information regarding the Naltrexone Implant Product and any Educational Resources developed,

compiled, or furnished by BioCorRx® shall be confidential and proprietary exclusively to BioCorRx®.

1.2. "Educational Resources" means research findings and educational materials, resources and information, developed that address the most effective uses of the Naltrexone Implant Products in the treatment of addiction.

1.3. "Execution Date" means January 20, 2016.

1.4. "FOB" means "Free on Board," as that term is defined in INCOTERMS 2010.

1.5. "Intellectual Property" means all trademarks, patents, copyrights, and any applications for registration thereof, and trade secrets of BioCorRx®, whether owned, used, or licensed by BioCorRx® as licensee or licensor relating to commercial, technical, or marketing issues relating to the supply or sale by BioCorRx® of the BR Program and pharmaceutical medications including, but not limited to Naltrexone based medications under this Agreement.

1.6. "Naltrexone Implant Product" means the single-administration, long-acting Naltrexone implant currently used in the BR Program that consists of a naltrexone formulation in a biodegradable form that is suitable for subcutaneous implantation in a particular patient. No guarantees are being made to the longevity of the implant in the body before it biodegrades. Individual patients' experiences can and do vary widely and no clinical trials have been conducted on the implant as of the effective date.

1.7. "BR Program" means BioCorRx® has developed and owns worldwide rights to the BioCorRx® Recovery Program. The BioCorRx® Recovery Program is a comprehensive addiction treatment program which includes counseling/life coaching, coupled with the Naltrexone implant, which is tailored specifically for each individual's psycho-social recovery from addiction designed to address a drug and alcohol-free lifestyle.

1.8. "Territory" means the Metabolic Health and Welness of Creve Couer; located at 6220 S. Lindbergh Blvd, Suite 203, Saint Louis, MO 63123.

1.9. "Third Party" means any person other than BioCorRx® and MHWCC.

1.10. "Third Party Compounding Pharmacy" means a Third Party appointed to compound the Naltrexone Implant Product or any part of it.

2. **Product Supply.**

2.1. Subject to the terms and conditions of this Agreement, BioCorRx® will supply access to MHWCC such Naltrexone Implant Product and in such quantities as MHWCC may from time to time order at the prices set forth in paragraph 2.5 and within the Territory. MHWCC, as a distributor and not a medical practitioner hereby agrees not to procure Naltrexone

Implant from any source other than BioCorRx® without prior written approval of BioCorRx®.

2.2. MHWCC understands and acknowledges that the Naltrexone Implant Product supplied and sold to it under this Agreement includes the rights to sell, resell, distribute and supply the BR Program, which includes implant access, pursuant to this Agreement to any medically licensed individual or entity, within the Territory.

2.3. Subcontracting to Third Party Compounding Pharmacy. MHWCC agrees that the compounding of the Naltrexone Implant Products under this Agreement may be subcontracted to a licensed Third Party Compounding Pharmacy or Outsourcing Facility, provided that MHWCC is given notice prior to the selection of any such Third Party Compounding Pharmacy/Outsourcing Facility. Upon execution of this agreement, MHWCC will be provided with a listing of Third Party Compounding Pharmacies/Outsourcing Facility.

2.4. Pricing.

2.4.1. The price for the use of the BR Program, [redacted] The parties acknowledge and agree that such a price: (a) is and will be commercially reasonable; (b) is and will be the result of arms' length negotiation of the parties; (c) is and will be consistent with the parties' respective determinations of the fair market value of MHWCC's access to the BR Program; and (d) was not, and will not be, determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties. Furthermore, the parties further agree this Agreement is not intended to be and shall not be interpreted or applied as permitting BioCorRx® to share in MHWCC's fees for services rendered by MHWCC, but is acknowledged as the parties' negotiated agreement as to the fair market value of MHWCC's access to the BR Program price. Furthermore, each of the parties has used its independent judgment and had ample opportunity to conduct necessary research and consult with others to arrive at the price for the BR Program.

2.4.2. The initial prices for BR Program are set forth in paragraph 2.4 will remain in effect for an entire eighteen (18) month period of this Agreement (*i.e.*, 18 months from the Execution Date).

2.4.3. MHWCC agrees to provide BioCorRx® with a six (6) month sales forecast upon execution of this Agreement.

2.4.4. Following the eighteen (18) month pricing period of this Agreement, either MHWCC or BioCorRx® may provide the other party with a notice to renegotiate the price of the BR Program on the basis that the price for the BR Program set forth in paragraph 2.4.1 is no longer consistent with fair market value and only in accordance with paragraph 2.4.1.

2.4.5. Price Changes.

2.4.5.1. If either party proposes a price change, MHWCC and BioCorRx® will negotiate reasonably and in good faith to arrive at a new price.

2.4.5.2. No price change will occur without prior written consent of both parties at least thirty (30) days before such price change takes effect.

2.4.5.3. If parties are unable to agree on any such a price change, then either party may elect to non-renew this Agreement upon sixty (60) days prior written notice, subject to the restrictions of paragraph 3.3, or the parties may mutually agree to terminate the Agreement subject to the restrictions of paragraph 3.4.3.

3. **Term, Renewal, Non-Renewal, and Termination.**

3.1. Initial Term. The initial term of this Agreement will commence upon execution of the Agreement and continue for a period of five (5) years (the "Term"), unless sooner terminated in accordance with paragraph 2.4.5.3 or paragraph 3.4.

3.2. Renewal Term. Prior to or upon completion of the term this agreement MHWCC and BioCorRx® will negotiate reasonably and in good faith to renew the terms of this agreement, unless it is terminated earlier in accordance with this Agreement.

3.3. Non-Renewal. Either MHWCC or BioCorRx® may elect to non-renew this Agreement by providing written notice to the other party at least sixty (60) days prior to the current date upon with the term of this Agreement will expire. For example, if the Execution Date is January 1, 2016 and a party wishes to end the Agreement at the conclusion of the initial term, then a written non-renewal notice would be due before November 1, 2020 (at least sixty (60) days prior to expiration of the initial five (5) year term). Notice, written or otherwise, given less than sixty (60) days prior to the current date upon with the term of this Agreement will expire will be ineffective, unless the parties mutually agree otherwise in writing.

3.4. Termination. This Agreement may be terminated as follows:

3.4.1. Termination upon Occurrence of Certain Events. This Agreement may be immediately terminated if either party files a voluntary petition for bankruptcy or reorganization, is the subject of an involuntary petition for bankruptcy, has its affairs placed in the hands of a receiver, or is deemed insolvent by a court of competent jurisdiction.

3.4.2. Termination Following Breach. Should either party be in material breach of or in non-compliance with any of the terms of this Agreement, the other party may terminate this Agreement by giving written notice of such breach. A material breach shall include a failure to perform any material obligation hereunder, including without limitation, a failure to pay any amount due hereunder or under any purchase order issued hereunder when due, other than amounts which MHWCC disputes in good faith. If the

breach is not corrected or compliance not restored within thirty (30) days of the date of such notice, this Agreement may be terminated immediately and automatically at the end of such thirty (30) day period. The failure of either party to provide notice of the breach of any provision hereof will not affect in any way the full right to require performance at any time thereafter; nor will the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

3.4.3. Termination by Mutual Agreement. The parties may mutually agree in writing to terminate this Agreement at any time.

3.5. Effect of Termination.

3.5.1. Upon any termination (including expiration) of this Agreement, each party shall return to the other party all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring, or relating to Confidential Information of the other party.

3.5.2. Termination of this Agreement will not affect rights and obligations of either party that may have accrued prior to the date of termination, or any obligation in paragraph 3.5.1 (return of C.I.), paragraph 4.4 (payment), Section 7 (confidentiality), Section 9 (warranties), Section 10 (indemnification), Section 12 (dispute resolution), Section 13 (arbitration) Section 22 (governing law), and Section 23 (attorney fees).

4. **Orders, Shipment, and Payment.**

4.1. Prescription / Pharmacy Intake Form and Purchase Orders and Physician Registration Form. Each order that is placed for Naltrexone Implant Products must include Prescription/Pharmacy Intake forms (to be provided during BR Program orientation) and follow the instructions provided on attached Exhibit A, and must specify (a) how many Naltrexone Implant Products are desired, (b) the one or more places to which, and the manner and date by which, delivery is to be made, and (c) the applicable price per BR Program. The delivery date shall be no sooner than seven (7) days following the date such purchase order is issued. [redacted] MHWCC will complete and submit the recurring payment authorization form whereby BioCorRx® is authorized to debit or charge regularly scheduled charges to MHWCC's checking/savings account or credit card prior to first order being placed. No order for Naltrexone Implant Product will be fulfilled without a valid prescription issued by an individual who is licensed to prescribe medicines. A physician's office shall deliver all prescription / pharmacy intake forms, purchase order reference numbers and Physician Registration Form electronically or by facsimile as follows or as otherwise instructed by BioCorRx®:

Prescription / Pharmacy Intake Form (To be provided during BR Program Orientation)	Program Order/Cancellation (Exhibit A)
Harrico-Galler Drug Corp.1409 Coney Island Avenue Brooklyn, NY 11230	ORDER DESK BioCorRx®, Inc. 601 N Parkcenter Drive, Suite 103 Santa Ana, CA 92705 orderdesk@BioCorRx®.com

4.2. Order Acknowledgment. BioCorRx® shall respond within one (1) business day to a purchase order submitted by MHWCC with an acknowledgement either accepting or rejecting the order. BioCorRx® shall deliver the order acknowledgment electronically or by facsimile as follows:

Order Acknowledgement
Metabolic Health and Welness of Creve Couer 6220 S Lindbergh Blvd, Suite 203 Saint Louis, MO 63123 (314) 610-3181

4.3. Delivery. All Naltrexone Implant Product shall be delivered to MHWCC FOB the Third Party Compounding Pharmacy utilized to the destination specified in the applicable purchase order. Title and risk of loss for the Naltrexone Implant Product shall transfer from BioCorRx® to MHWCC following delivery of the Naltrexone Implant Product to the common carrier at the Third Party Compounding Pharmacy utilized. MHWCC is required to pay the balance owed for each Naltrexone Implant Product actually delivered (*i.e.*, the purchase price).

4.4. Invoices and Payment Terms. On delivery by BioCorRx® of a shipment of Naltrexone Implant Product in accordance with paragraph 4.3 (delivery), BioCorRx® will issue to MHWCC an invoice for that shipment stating a price consistent with the terms of this Agreement. MHWCC will pay the balance due reflected on each such invoice in full at the time that the order is accepted. Past due balances can be subject, solely at the discretion of BioCorRx®, to a service charge of 12% per annum, but in no event shall such charge exceed the maximum rate permitted by law. MHWCC may withhold payment on the portion of any invoice for which MHWCC has a bona fide dispute if it (a) pays all undisputed amounts; (b) notified BioCorRx® that it is disputing charged; and (c) provides a reconciliation of charges and documentation necessary to support its claimed adjustment.

5. **Educational Resources.** BioCorRx® agrees to furnish to MHWCC, at the election of MHWCC and at no additional fee, cost, or expense, Educational Resources. The availability of Educational Resources shall not be conditioned, in whole or in part, on the volume or value of MHWCC's purchase of BR Program under this Agreement.

6. **Ownership of Intellectual Property.**

   6.1. This Agreement transfers no Intellectual Property or other rights in the Naltrexone Implant Product or BioCorRx® Confidential Information to MHWCC. Any Intellectual Property or other rights in the Naltrexone Implant Product owned by BioCorRx® will remain the sole and exclusive property and/or rights of BioCorRx®.

   6.2. Any improvements made or discovered by BioCorRx® during the Term of this Agreement shall remain the property of BioCorRx® and all industrial and intellectual property rights of any kind in relation to such improvements, including the right to patents, registered or other designs, copyrights, trademarks or trade names and any other Confidential Information, shall remain the property of BioCorRx®.

   6.3. In the event that during the Term of this Agreement MHWCC should develop marketing materials or other intellectual property related to the marketing of Naltrexone Implant MHWCC shall grant to BioCorRx® a license in perpetuity to use said intellectual property at no additional cost.

7. **Confidential Information.**

   7.1. Each of the Parties agrees that it will not disclose any Confidential Information of the other Party that it may acquire at any time during the Term of this Agreement without the prior written consent of such Party and that it shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants, or agents to enter into similar confidentiality agreements in relation to such Confidential Information.

   7.2. Notwithstanding paragraph 7.1, if any party is required to file this Agreement with the Securities and Exchange Commission or another applicable securities regulatory authority, that party must seek confidential treatment for any provisions of this Agreement that either party believes would disclose trade secrets, confidential commercial, or financial information and thereby impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or other persons.

   7.3. The obligations undertaken by each Party under this Section 7 shall continue in force for a period of five (5) years following the termination or expiration of this Agreement. During the term of this agreement, MHWCC will not engage in any other consulting or other business activity that would be directly competitive with BioCorRx®. Furthermore, for a period of two (2) years after termination of agreement, MHWCC also will not assist any

person or entity in actively competing with BioCorRx® in relation to its Addiction Treatment Program or in preparing to compete with BioCorRx® or hiring any employees or consultants of BioCorRx®. The Addiction Treatment Program (BR Program) consists of Naltrexone Implant therapy as it relates to alcohol and narcotics addiction treatment, including its attendant psychotherapy components in an integrated program. In addition, for a period of two (2) years after the termination of the agreement, MHWCC will not solicit either directly or indirectly, any employee of BioCorRx® to leave the Company for other employment or assist any person or entity in doing the same, and MHWCC will not solicit any customer or supplier of BioCorRx®. MHWCC shall also notify BioCorRx® of any offers or proposals received during the Term.

8. <u>Warranty and Limitation of Liability.</u>

8.1. Each party represents and warrants to the other that it is a corporation validly existing under the laws of its jurisdiction of organization with the power to own all of its properties and assets and to carry on its business as it currently is being conducted.

8.2. Each party further represents and warrants to the other that this Agreement (a) has been duly authorized, executed, and delivered by it, and (b) constitutes a valid, legal, and binding agreement enforceable against it in accordance with its terms.

8.3. EXCEPT FOR THESE EXPRESSED WARRANTIES, BIOCORRX® WILL MAKE NO WARRANTY, EXPRESSED OR IMPLIED, AND EXPRESSLY DISCLAIMS AND EXCLUDES ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

8.4. <u>Limitation of Liability</u>. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE FOR A PARTY'S BREACH OF CONFIDENTIALITY OBLIGATIONS IN SECTION 7 OF THIS AGREEMENT OR IN RESPECT OF INDEMNIFICATION AGAINST CLAIMS MADE BY THIRD PARTIES IN SECTION 10.

9. <u>Indemnification.</u>

9.1. <u>By BioCorRx®</u>. BioCorRx® shall defend, indemnify and hold MHWCC and its directors, officers and employees, harmless from and against any and all losses, damages, liabilities, costs and expenses including the reasonable costs and expenses of attorneys and other professionals incurred by MHWCC as a result of any claim, demand, action or other proceeding (each, a "Claim") by a Third Party, to the extent such Losses arise out of: (a) an alleged or actual infringement or misappropriation of an intellectual property right by use, handling, promotion, marketing, distribution, sale, or offering for sale of Naltrexone Implant Product or Educational Resources by MHWCC in connection with this Agreement;

or (b) BioCorRx®'s breach of this Agreement, to the extent that such Losses are not due to MHWCC's gross negligence or willful misconduct.

9.2. By MHWCC. MHWCC shall defend, indemnify and hold BioCorRx®, and its directors, officers and employees, harmless from and against any and all losses, damages, liabilities, costs and expenses including the reasonable costs and expenses of attorneys and other professionals incurred by BioCorRx® as a result of any claim by a Third Party, to the extent such losses arise out of: (a) the use, handling, promotion, marketing, distribution, sale, or offering for sale of the Naltrexone Implant Product or Educational Resources by MHWCC, to the extent not covered by paragraph 10.1; or (b) MHWCC's breach of this Agreement, to the extent that such losses are not due to BioCorRx®'s gross negligence or willful misconduct.

9.3. Expenses. As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this Section 10 shall also be reimbursed by the Indemnitor.

9.4. Procedure. The party intending to claim indemnification under this Section 10 (an "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof whether or not such Claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, unless Indemnitor does not assume the defense, in which case the reasonable fees and expenses of counsel retained by the Indemnitee shall be paid by the Indemnitor. The Indemnitee, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any Claim. The Indemnitor shall not be liable for the indemnification of any Claim settled or compromised by the Indemnitee without the written consent of the Indemnitor.

10. **Insurance.** It is recommended that MHWCC obtain and maintain professional and general liability insurance coverage in the amount of $2,000,000 in relation to the Naltrexone Implant Product and name BioCorRx® as an additionally insured. At the request of BioCorRx® from time to time, MHWCC shall furnish BioCorRx® with certification of insurance evidencing that insurance and shall provide at least thirty (30) days prior written notice to BioCorRx® of any cancellation of or decrease in the amount of coverage provided by any such policy.

11. **Dispute Resolution.**

11.1. The parties shall attempt in good faith to resolve any controversy or claim that may arise concerning their respective rights and obligations under this Agreement by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each party's position and a summary of arguments supporting that position, and (b) the name

and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place.

11.2. Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above ("First Meeting"). Such closure shall not preclude continuing or later negotiations, if desired.

11.3. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

11.4. At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by mutual agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of paragraph 11.1 above.

11.5. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in paragraphs 11.1 and 11.2 above are pending and for fifteen (15) calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling.

12. **Arbitration**.

12.1. The parties agree that any controversy or claim arising out of or relating to this Agreement or the applicability of this Section 12 that is not resolved pursuant to Section 11 will be determined by binding arbitration in accordance with the existing Commercial Arbitration rules of the American Arbitration Association.

12.2. Unless the parties agree otherwise the number of arbitrators will be three, each of whom will be appointed by the American Arbitration Association. One arbitrator must be a lawyer, the second must be an expert in financial matters, and the third must have expertise in the compounding of medical products. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath or undertaking of impartiality.

12.3. The place of arbitration will be Los Angeles, California, or any other place selected by mutual agreement of the parties.

12.4. The cost of any such arbitration will be divided equally between MHWCC, on the one hand, and BioCorRx®, on the other hand, with each party bearing its own attorneys' fees and costs.

12.5. With respect to any award rendered in connection with an arbitration pursuant to Section 12, the parties expressly agree (a) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrators underlying such order; and (b) any federal court sitting in Los Angeles, California, or any other court having jurisdiction, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

13. **Relationship of the Parties.** BioCorRx® and MHWCC are independent entities contracting for the sole purpose of carrying out the provisions of this Agreement. The relationship between BioCorRx® and MHWCC that is created by this Agreement shall be that of vendor and purchaser. Neither party is in any way the legal representative or agent of the other nor authorized or empowered to assume any obligation of any kind (implied or expressed) on behalf of the other party. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture or partnership of any kind, or otherwise as allow either party to exercise control or direction over the manner or method by which the other party performs the services and activities comprising its business. In addition, the parties agree that:

13.1. Nothing in this Agreement is or will be intended to, or should be construed or interpreted as, limiting in any manner the right and responsibility of MHWCC in the exercise of MHWCC's independent professional judgment concerning the appropriateness of care and treatment furnished to MHWCC's patients.

13.2. BioCorRx® and MHWCC acknowledge and agree that the benefits to MHWCC from this Agreement do not require, are not payment for, and are not in any way contingent upon any referral to BioCorRx® or any other arrangement for the provision of any item or service offered by BioCorRx®.

14. **Compliance with Law / Severability.**

14.1. It shall be the responsibility of BioCorRx® and MHWCC, respectively, to follow all procedures and take all actions which are necessary or required for agreements of this type by the laws, treaties or regulations applicable in the country and jurisdiction in which it is, respectively, compounded, selling or marketing the Naltrexone Implant Product, in order to effect the intents and purposes of selling Product in the Territory under this Agreement. It is further agreed that neither Party shall be obligated to carry out or to perform any terms of this Agreement if such term shall constitute a violation of any treaty, law, code or regulation of any governmental authority whether local, national or international.

14.2. If, at any time during the Term of this Agreement, any provision of such agreement shall be held to be invalid or unenforceable in any respect, such provision shall be enforced to the fullest extent permitted by law, and to the extent severable, the other terms of this Agreement that do not violate any treaty, law, code or regulation of any governmental authority whether local, national or international shall continue in full force and effect and the Parties shall use all reasonable efforts to re-negotiate and amend this Agreement so that the performance of this Agreement as so amended will not involve any such violation.

14.3. If, at any time during the Term of this Agreement, the contents or validity of such agreement is challenged by any governmental authority under applicable federal or state law, or legal counsel for either party advises that a violation of applicable law has occurred, or will occur, as a result of this Agreement or the parties' relationship thereunder (in any case, an "Adverse Legal Determination"), the parties agree to negotiate in good faith to revise, reform and/or restructure this Agreement and the relationship between the parties in order to fully eliminate or avoid the Adverse Legal Determination while attempting to preserve, to the maximum extent possible, the underlying economic and financial arrangements between the parties.

14.4. If the Parties are unable to reach mutual agreement on how to revise, reform or restructure this Agreement or their relationship as necessary to eliminate or avoid the Adverse Legal Determination within forty-five (45) days after learning of such Adverse Legal Determination, then this Agreement shall terminate immediately and automatically at the end of said 45-day period without the need for any further action on the part of either party.

15. **Execution of All Necessary Additional Documents.** Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effect the provisions and purposes of this Agreement.

16. **Assignment.** A mutually agreed consideration for BioCorRx®'s entering into this Agreement is the reputation, goodwill honored and enjoyed by MHWCC under MHWCC's present ownership, and, accordingly, MHWCC agrees that MHWCC's rights and obligations under this Agreement may not be transferred or assigned (directly or indirectly) without the prior written consent of BioCorRx®, which consent may be refused or conditioned in BioCorRx®'s sole discretion, but will not be unreasonably withheld. BioCorRx® may freely assign and otherwise transfer this Agreement, or any right or obligation of MHWCC hereunder, without obtaining the written consent of MHWCC. Any attempted assignment not in accordance with this Section 16 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

17. **Force Majeure.** No party will be responsible to the other under this Agreement for failure or delay in performing any obligations under this Agreement, other than payment obligations, due to factors beyond its control, including without limitation any war, fire, earthquake, or other natural catastrophe, or any act of God, but excluding labor disputes involving all or any part of the work force of that party (each such factor, an "Event of Force Majeure"). Upon the occurrence of an Event of Force Majeure, the party failing or delaying performance shall promptly notify the other party in writing, setting forth the nature of the occurrence, its expected duration, and how that party's performance is affected. Any party subject to an Event of Force Majeure shall use commercially reasonable efforts to resume performing its obligations under this Agreement as soon as practicable. If an Event of Force Majeure occurs,

the affected party will be excused from performing and the time for performance will be extended as long as that party is unable to perform as result of the Event of Force Majeure.

18. **Waiver**. The failure to insist upon strict adherence to one-or-more of all of the provisions of this Agreement on any one or more occasions shall not be construed as a waiver, nor shall such course of action deprive a party of the right thereafter to require strict compliance with same.

19. **Entire Agreement**. This Agreement is the entire agreement between the parties and supersedes all prior agreements and understandings between the parties (whether oral or written) relating to the subject matter hereof. No amendments or modifications of the terms of this Agreement, including any conflicting or additional terms contained in any purchase order, acknowledgement form, or other written document submitted by either party, shall be binding on either party, unless reduced to writing and signed by duly authorized representatives of both parties, or, in the case of waiver, signed by the party against whom such waiver is construed.

20. **Conflicts**. To the extent that any provision of any purchase order, invoice, or any other document, or the terms of any of BioCorRx®'s or MHWCC's general policies, procedures, or catalogs, conflict with or materially alter any term of this Agreement, this Agreement shall govern and control.

21. **Governing Law**. The laws of the state of California, without regard to conflicts of law principles, will govern this Agreement and its subject matter, construction, and the determination of any rights, duties, or remedies of the parties arising out of or relating to this Agreement, its subject matter, or any of the transactions contemplated by this Agreement.

22. **Attorney Fees**. In the event of any litigation/arbitration arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees and costs and expenses of litigation/arbitration from the non-prevailing party as shall be approved by a court or other trier of fact.

23. **Notices**. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or three (3) days after the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as set forth below, or one (1) day following traceable delivery to a nationally recognized overnight delivery service with instructions for overnight delivery:

To MHWCC:	To BioCorRx®:
Metabolic Health and Welness of Creve Couer 6220 S Lindbergh Blvd, Suite 203 Saint Louis, MO 63123 (314) 610-3181	BioCorRx®, Inc. 601 N Parkcenter Drive, Suite 103 Santa Ana, CA 92705 (714) 462-4881

Any party may change its address for purposes of this Section 24 by giving the other party written notice of the new address in the manner set for the above.

24. Counterparts. This Agreement may be executed in counterparts both of which shall be deemed originals. Captions are intended for convenience of reference only.

25. Joint Preparation. Each party to this Agreement (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each party represents that this Agreement is executed voluntarily and should not be construed against any party hereto solely because it drafted all or a portion hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Metabolic Health and Welness of Creve Couer

Dr. Kyle Longo

Signature: ________

Title: President

Date: 1/20/16

BioCorRx®, Inc.

By: ________

Title: Interim CEO and COO

Date: 1/21/16

By: Lourdes Felix

Title: CFO

Date: 1/21/16